As filed with the Securities and Exchange Commission on December 2, 2020

Registration No. 333-174744

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

Cracker Barrel Old Country Store, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Tennessee	62-0812904
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

305 Hartmann Drive
Lebanon, Tennessee 37088
(Address of Principal Executive Offices) (Zip Code)

Cracker Barrel Old Country Store, Inc. 2020 Omnibus Incentive Plan

Cracker Barrel Old Country Store, Inc. 2010 Omnibus Stock and Incentive Plan

(Full title of the Plans)

Richard M. Wolfson
Senior Vice President, General Counsel and Secretary
Cracker Barrel Old Country Store, Inc.
305 Hartmann Drive
Lebanon, Tennessee 37088
(615) 444-5533
(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)(2)	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)

Common stock, par value $0.01 per share, under the Cracker Barrel Old Country Store, Inc. 2010 Omnibus Stock and Incentive Plan and, to the extent specified herein, the Cracker Barrel Old Country Store, Inc. 2020 Omnibus Incentive Plan	1,500,000 Shares	N/A	N/A	N/A

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall include an additional indeterminate number of shares of the common stock, par value $0.01 per share (the “Common Stock”) of Cracker Barrel Old Country Store, Inc., a Tennessee corporation (the “Registrant”), that may become issuable under the Cracker Barrel Old Country Store, Inc. 2010 Omnibus Stock and Incentive Plan (the “2010 Plan”) and the Cracker Barrel Old Country Store, Inc. 2020 Omnibus Incentive Plan (the “2020 Plan”) as a result of any future stock splits, stock dividends or similar adjustments of the Registrant’s outstanding Common Stock. As described in the “Explanatory Note” below, this Post-Effective Amendment No. 2 to Registration Statement on Form S-8 (this “Post-Effective Amendment”) is being filed to provide that up to 1,054,405 shares of Common Stock originally registered upon the filing of the Registrant’s Registration Statement on Form S-8, as amended (File No. 333-174744) with the U.S. Securities and Exchange Commission (the “SEC”) on June 6, 2011 (the “Prior Registration Statement”) for issuance under the 2010 Plan may be issued under the 2020 Plan once such shares of Common Stock are no longer issuable pursuant to the 2010 Plan.

(2)	The filing fee for the registration of the offer of shares of Common Stock under the 2010 Plan was paid in full upon the filing of the Prior Registration Statement. Pursuant to SEC Securities Act Forms Compliance and Disclosure Interpretation 126.43, no filing fee is required for this Post-Effective Amendment.

EXPLANATORY NOTE

Cracker Barrel Old Country Store, Inc., a Tennessee corporation (the “Company” or the “Registrant”), filed a Registration Statement on Form S-8 (File No. 333-174744) with the U.S. Securities and Exchange Commission (the “SEC”) on June 6, 2011 (the “Prior Registration Statement”) to register a total of 1,500,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) for issuance under the Cracker Barrel Old Country Store, Inc. 2010 Omnibus Stock and Incentive Plan (the “2010 Plan”) and any additional number of shares of Common Stock that may be offered or issued from stock splits, stock dividends or similar adjustments.

On November 19, 2020 (the “Effective Date”), the Company’s shareholders approved the Cracker Barrel Old Country Store, Inc. 2020 Omnibus Incentive Plan (the “2020 Plan”). The total number of shares of Common Stock authorized for issuance under the 2020 Plan consists of: (i) the 1,033,441 shares of Common Stock available for additional award grant purposes under the 2010 Plan as of September 24, 2020 (the “Cutoff Date”), plus (ii) the net 528 shares of Common Stock that became available for issuance pursuant to the terms of the 2010 Plan following the Cutoff Date but prior to the Effective Date, plus (iii) the 20,436 shares of Common Stock that are subject to awards granted pursuant to the 2010 Plan only to the extent such shares of Common Stock become available for issuance under the 2010 Plan following the Effective Date pursuant to the terms of the 2010 Plan (the shares as calculated pursuant to (i), (ii) and (iii) are collectively referred to as the “Rollover Shares”). Outstanding awards granted under the 2010 Plan will continue to be governed by the terms of the 2010 Plan, but no new awards will be granted under the 2010 Plan after the Effective Date.

The Company is filing this Post-Effective Amendment No. 2 (the “Post-Effective Amendment”) to the Prior Registration Statement in accordance with Item 512(a)(1)(iii) of Regulation S-K and SEC Securities Act Forms Compliance and Disclosure Interpretation 126.43 to amend the Prior Registration Statement to register the offer of the Rollover Shares under the 2020 Plan (as such shares would no longer be issuable under the 2010 Plan). No additional securities are being registered by this Post-Effective Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2020 Plan, and have been sent or given to participants in the 2010 Plan, as required by Rule 428(b)(1) of the rules promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the SEC as part of this Post-Effective Amendment in accordance with Rule 428(b) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the SEC by the Registrant, are incorporated by reference in this Post-Effective Amendment:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended July 31, 2020, filed with the SEC on September 25, 2020, including the portions of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on October 1, 2020, specifically incorporated by reference in the Registrant’s Annual Report on Form 10-K;

(b)	The Registrant’s Current Reports on Form 8-K filed on August 3, 2020, as amended on August 5, 2020, August 21, 2020, September 15, 2020, and November 23, 2020 (as amended by the Registrant's Form 8-K/A filed on November 24, 2020); and

(c)	The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A filed with the SEC pursuant to Section 12 of the 1934 Act, as updated by the description of the Registrant’s common stock contained in Exhibit 4(f) of the Registrant’s Annual Report on Form 10-K for the fiscal year ended July 31, 2020, filed on September 25, 2020.

All reports and definitive proxy or information statements filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Post-Effective Amendment and prior to the filing of a post-effective amendment that indicates that all of the shares of Common Stock offered hereby have been sold or that deregisters all of such shares then remaining unsold, shall be deemed to be incorporated herein by reference herein and to be a part hereof from the date of filing of such documents.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Post-Effective Amendment or the related prospectus.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Tennessee Business Corporation Act (“TBCA”) provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if: (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, he reasonably believed such conduct was in the corporation's best interests; (c) in all other cases, he reasonably believed that his conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made where the director or officer was adjudged to be liable to the corporation.  The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding unless otherwise limited by the corporation’s charter. The TBCA provides that a court of competent jurisdiction, unless the corporation’s charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (c) such officer or director breached his duty of care to the corporation.

The Registrant’s amended and restated charter (“Charter”) provides that no director will be personally liable to the corporation or its shareholders for monetary damages for breach of any fiduciary duty as a director except for liability for (i) any breach of the director’s duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for the types of liability set forth in Section 14-18-304 of the TBCA, which provides that directors who vote for unlawful distributions of corporate funds will be held personally liable to the corporation for the amount of any such distribution.

The Charter and the Registrant’s amended and restated bylaws (“Bylaws”) also provide that the Registrant shall indemnify to the full extent permitted by law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, agent, or employee of the Registrant or of another corporation if serving at the request of the Registrant. The Bylaws provide further that the Registrant shall advance expenses to such persons to the full extent allowed by the laws of the State of Tennessee, as now in effect and as hereafter adopted. Under the Bylaws, such indemnification and advancement of expenses provisions are not exclusive of any other right that a person seeking indemnification may have or acquire both as to action in his or her official capacity and as to action in another capacity.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Amended and Restated Charter of Cracker Barrel Old Country Store, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 10, 2012).

4.2	Amended and Restated Bylaws of Cracker Barrel Old Country Store, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on February 24, 2012).

5.1*	Opinion of Bass, Berry & Sims PLC.

5.2	Opinion of Bass, Berry & Sims PLC (incorporated herein by reference to Exhibit 5.1 to the Company’s Post-Effective Amendment No. 1 to Registration Statement on Form S-8 filed on January 17, 2012).

5.3	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-8 filed on June 6, 2011).

10.1	Cracker Barrel Old Country Store, Inc. 2020 Omnibus Stock and Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed on November 23, 2020).

10.2	Cracker Barrel Old Country Store, Inc. 2010 Omnibus Stock and Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 7, 2010).

23.1*	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

24*	Power of Attorney (included on signature page).

*	Filed herewith

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lebanon, State of Tennessee, on the 2nd day of December, 2020.

Cracker Barrel Old Country Store, Inc.

By:	/s/ Sandra B. Cochran
Sandra B. Cochran
President, Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below on this Post-Effective Amendment No. 2 to this registration statement hereby constitutes and appoints Richard M. Wolfson and Jill M. Golder and each of them, with full power to act without the others, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing), to sign any and all amendments to this registrant’s Form S-8 registration statement and any registration statement or amendment (including post-effective amendments) under Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might and could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 has been signed by the following persons in the capacities indicated on the 2nd day of December, 2020.

Signature	Title

/s/ Sandra B. Cochran
Sandra B. Cochran	President, Chief Executive Officer and Director

/s/ Jill M. Golder
Jill M. Golder	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Kara S. Jacobs
Kara S. Jacobs	Vice President, Controller and Principal Accounting Officer (Principal Accounting Officer)

Thomas H. Barr	Director

/s/ Carl T. Berquist
Carl T. Berquist.	Director

/s/ Meg G. Crofton
Meg G. Crofton	Director

/s/ Gilbert Dávila
Gilbert Dávila	Director

/s/ William W. McCarten
William W. McCarten	Chairman of the Board and Director

/s/ Norman E. Johnson
Norman E. Johnson	Director

/s/ Coleman H. Peterson
Coleman H. Peterson	Director

/s/ Gisel Ruiz
Gisel Ruiz	Director

/s/ Andrea M. Weiss
Andrea M. Weiss	Director

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